                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                            BED BATH & BEYOND INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [BED BATH & BEYOND LOGO]

[BED BATH & BEYOND LETTERHEAD]

                                          May 14, 1999

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Bed Bath & Beyond Inc., which will be held at the Headquarters Plaza Hotel, 3 Headquarters Plaza, Morristown, New Jersey on June 25, 1999, at 9:00 a.m., local time.

     At the meeting, you will be asked to elect two directors, ratify the appointment of auditors and vote on the shareholder proposal. These matters are more fully discussed in the accompanying Proxy Statement, which you are urged to read carefully. Your Board of Directors recommends a vote FOR the election of the two directors and FOR the ratification of the appointment of auditors. Your Board of Directors recommends a vote AGAINST the shareholder proposal.

     It is important that your shares are represented and voted at the meeting, whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience in the envelope provided.

     On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                          Sincerely,

                                          /s/ Warren Eisenberg
                                          Warren Eisenberg
                                          Chairman and
                                          Co-Chief Executive Officer


                                          /s/ Leonard Feinstein
                                          Leonard Feinstein
                                          President and
                                          Co-Chief Executive Officer

                             BED BATH & BEYOND INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 25, 1999

To the Shareholders:

     On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Shareholders of Bed Bath & Beyond Inc. to be held at the Headquarters Plaza Hotel, 3 Headquarters Plaza, Morristown, New Jersey on Friday, June 25, 1999 at 9:00 a.m. (local time).

     The Annual Meeting will be held for the following purposes:

     1. To elect two directors to serve for three years until the Annual Meeting in 2002 and until their successors have been elected and qualified (Proposal 1).

     2. To ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending February 26, 2000 (Proposal 2).

     3. To vote on a shareholder proposal concerning diversified representation on the Board of Directors (Proposal 3).

     4. To transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on May 7, 1999 are entitled to notice of the meeting and to vote at it or any adjournment or adjournments thereof.

     Information relating to the above matters is set forth in the attached Proxy Statement. If it is convenient for you to do so, we hope you will attend the meeting. Whether or not you plan to attend the meeting, we urge you to fill out the enclosed proxy card and return it to us in the envelope provided. No postage is required.

                                          WARREN EISENBERG,
                                          Chairman and
                                          Co-Chief Executive Officer

                                          LEONARD FEINSTEIN,
                                          President and
                                          Co-Chief Executive Officer

Union, New Jersey
May 14, 1999

     PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                             BED BATH & BEYOND INC.
                               650 LIBERTY AVENUE
                            UNION, NEW JERSEY 07083

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Bed Bath & Beyond Inc., a New York corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 25, 1999. This Proxy Statement and form of proxy are being mailed to shareholders on or about May 14, 1999. A copy of the 1998 Annual Report to Shareholders is being mailed with this Proxy Statement.

     Sending in a signed proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A proxy may be revoked at any time before it is exercised by delivering a written notice to the Secretary of the Company stating that the proxy is revoked, by executing a subsequent proxy and presenting it to the Secretary of the Company or by attending the Annual Meeting and voting in person. All properly executed proxies not revoked will be voted at the meeting in accordance with the instructions contained therein.

     It is proposed that action will be taken at the Annual Meeting: (i) to elect two directors to hold office until the Annual Meeting in 2002 and until their successors have been elected and qualified; (ii) to ratify the appointment of KPMG LLP as independent auditors for the fiscal year ending February 26, 2000 ("fiscal 1999"); and (iii) to vote on a shareholder proposal concerning diversified representation on the Board of Directors. The Board of Directors knows of no other business to come before the Annual Meeting. If any other matters are properly presented at the Annual Meeting or any adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

     The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or other means by directors or employees of the Company or its subsidiaries without additional compensation. The Company may engage D.F. King & Co., Inc., for a fee to be determined, to assist in the solicitation of proxies. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons.

                                     VOTING

     Only shareholders of record at the close of business on May 7, 1999 will be entitled to notice of and to vote at the Annual Meeting. As of that date, the Company had outstanding 139,649,339 shares of Common Stock, each share entitled to one vote. A majority of such shares represented at the Annual Meeting, in person or by proxy, will constitute a quorum at the Annual Meeting.

     Directors will be elected at the Annual Meeting by a plurality of the votes cast (i.e., the two nominees receiving the greatest number of votes will be elected as directors). In order for the other proposals to be adopted (i.e., the appointment of KPMG LLP as auditors and the shareholder proposal relating to diversified representation on the Board of Directors), more shares must be voted "for" the relevant proposal than "against" it. Abstentions and broker non-votes are counted as shares present for determining if there are sufficient shares present to hold the meeting; however, they are not counted as votes "for" or "against" any item.

     Under applicable New York Stock Exchange rules, all of the proposals to be considered at the meeting are "discretionary" items upon which New York Stock Exchange member brokerage firms that hold shares in street name may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and the notes thereto sets forth, as of May 7, 1999, certain information regarding the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of the Common Stock of the Company with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the executive officers of the Company named in the Summary Compensation Table that appears under "Executive Compensation," (iii) each of the Company's directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned by such shareholder. All information as to number of shares of Common Stock under this heading has been adjusted for the Company's two-for-one stock split distributed on July 31, 1998.

                                                                             NUMBER OF SHARES
                                                                             OF COMMON STOCK
                                                                               BENEFICIALLY      PERCENT
NAME OF SHAREHOLDER                                    POSITION                   OWNED          OF CLASS
-------------------                                    --------              ----------------    --------
Warren Eisenberg..........................  Chairman, Co-Chief Executive         7,054,916(a)        5.1%
                                              Officer and Director
Leonard Feinstein.........................  President, Co-Chief Executive        7,048,088(b)        5.1%
                                              Officer and Director

Klaus Eppler..............................  Director                                 1,876          *
Robert S. Kaplan..........................  Director                                 1,698          *
Robert J. Swartz..........................  Director                                 2,057          *
Steven H. Temares.........................  Executive Vice President --            195,000(c)       *
                                              Chief Operating Officer
Arthur Stark..............................  Senior Vice President --               220,000(d)       *
                                              Merchandising
Matthew Fiorilli..........................  Senior Vice President -- Stores        256,400(e)       *
Putnam Investments, Inc...................                                      16,517,590(f)       11.8%
Provident Investment Counsel, Inc. .......                                       8,084,233(g)        5.8%
All Directors and Executive Officers as a                                       15,112,035(h)       10.8%
  group (Ten Persons).....................

------------------------------------
 *  Less than 1% of class.

(a) The shares shown as being owned by Warren Eisenberg include: (i) 2,530,816 shares owned by Mr. Eisenberg individually; (ii) 200,000 shares issuable pursuant to stock options granted to Mr. Eisenberg that are or become exercisable within 60 days; (iii) 324,100 shares owned by a foundation of which Mr. Eisenberg and his family members are trustees and officers; (iv) 2,435,885 shares owned of record by Mr. Eisenberg's wife; and (v) 1,564,115 shares owned of record by trusts for the benefit of Mr. Eisenberg and his family members. Warren Eisenberg has sole voting power with respect to the shares held by him individually. Warren Eisenberg disclaims beneficial ownership of any of the shares not owned by him individually.

(b) The shares shown as being owned by Leonard Feinstein include: (i) 4,959,873 shares owned by Mr. Feinstein individually; (ii) 200,000 shares issuable pursuant to stock options granted to Mr. Feinstein that are or become exercisable within 60 days; (iii) 324,100 shares owned by a foundation of which Mr. Feinstein and his family members are trustees and officers; and
    (iv) 1,564,115 shares owned of record by trusts for the benefit of Mr. Feinstein. Leonard Feinstein has sole voting power with respect to the shares held by him individually. Leonard Feinstein disclaims beneficial ownership of any of the shares not owned by him individually.

(c) The shares shown as being owned by Mr. Temares include: (i) 5,000 shares owned by Mr. Temares individually; and (ii) 190,000 shares issuable pursuant to stock options granted to Mr. Temares that are or become exercisable within 60 days.

(d) The shares shown as being owned by Mr. Stark are 220,000 shares issuable pursuant to stock options granted to Mr. Stark that are or become exercisable within 60 days.

(e) The shares shown as being owned by Mr. Fiorilli include: (i) 254,000 shares issuable pursuant to stock options granted to Mr. Fiorilli that are or become exercisable within 60 days; and (ii) 2,400 shares owned by Mr. Fiorilli's minor children (Mr. Fiorilli disclaims beneficial ownership of these shares).

(f) Information regarding Putnam Investments, Inc. ("Putnam") was obtained from a Schedule 13G, as amended, filed by Putnam with the Securities and Exchange Commission ("SEC"). Such Schedule 13G states that Putnam and its parent corporation, Marsh & McLennan Companies, Inc. are deemed to have beneficial ownership of the 16,517,590 shares of Common Stock. The Schedule 13G also states that 15,245,430 of such shares are held by registered investment companies and/or other investment advisory clients in accounts managed by Putnam Investment Management, Inc., a registered investment adviser and a subsidiary of Putnam, and 1,272,160 of such shares are held by registered investment companies and/or other investment advisory clients in accounts managed by The Putnam Advisory Company, Inc., a registered investment adviser and a subsidiary of Putnam. The Schedule 13G also states that Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc., which is the investment adviser to Putnam's institutional clients, have dispository power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, Inc. has shared voting power over the shares held by the institutional clients. The Schedule 13G further states that Marsh & McLennan Companies, Inc. and Putnam declare that the filing of the Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(g), the beneficial owner of any securities covered by the Schedule 13G, and further state that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by the Schedule 13G.

(g) Information regarding Provident Investment Counsel, Inc. ("Provident") was obtained from a Schedule 13G, as amended, filed by Provident with the SEC. Such Schedule 13G states that Provident is deemed to have beneficial ownership of 8,084,233 shares of Common Stock and that Provident's beneficial ownership of the 8,084,233 shares of Common Stock is a direct result of Provident's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. The Schedule 13G also states that Provident has the exclusive power to vote 6,443,418 shares and has no power to vote the remaining 1,640,815 shares but that Provident has the exclusive power to dispose of all 8,084,233 shares it beneficially owns. The Schedule 13G also states that as a result of an acquisition, Robert M. Kommerstad, a shareholder of Provident's predecessor, no longer has beneficial ownership of any shares of Common Stock, and is no longer a reporting person.

(h) Includes shares of Common Stock as indicated in footnotes (a) through (e).

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three-year term of office and each class of directors as nearly equal in number of directors as possible. The current number of directors is five. Two directors are to be elected at the 1999 Annual Meeting for a term expiring at the 2002 Annual Meeting. The Board has nominated Leonard Feinstein and Robert S. Kaplan, who are current directors of the Company. Mr. Kaplan's term of office as director expires at the 1999 Annual Meeting. Mr. Feinstein is being nominated for a three-year term expiring at the 2002 Annual Meeting, although his current term of office as a director would not expire until the 2000 Annual Meeting. Set forth below is certain information with respect to the nominees for election as director and incumbent directors.

NOMINEES FOR ELECTION AS DIRECTOR

NAME                                         AGE              POSITION               DIRECTOR SINCE
----                                         ---              --------               --------------
Leonard Feinstein..........................   62    President, Co-Chief Executive         1971
                                                    Officer and Director
Robert S. Kaplan...........................   41    Director                              1994

     LEONARD FEINSTEIN, a co-founder of the Company, has been an officer of the Company since the Company commenced operations in 1971 (serving as a Co-Chief Executive Officer, Treasurer and Secretary until 1992, and as President and Co-Chief Executive Officer since that date). He is also a director of Reckson Associates Realty Corp.

     ROBERT S. KAPLAN, is a Managing Director of Goldman, Sachs & Co., an investment banking firm. Goldman, Sachs & Co. was one of the representatives of the U.S. Underwriters for the Company's public offerings of Common Stock in 1992 and 1993, and Goldman Sachs International Limited, one of the representatives of the International Underwriters of such public offerings, is an affiliate of Goldman, Sachs & Co. Mr. Kaplan has been a Managing Director of or employed by Goldman, Sachs & Co. for more than five years.

INCUMBENT DIRECTORS OTHER THAN NOMINEES

                                                                                         TERM EXPIRING
                                                                          DIRECTOR         AT ANNUAL
NAME                           AGE              POSITION                   SINCE          MEETING IN
----                           ---              --------               --------------    -------------
Warren Eisenberg.............   68    Chairman, Co-Chief Executive          1971             2001
                                      Officer and Director
Robert J. Swartz.............   73    Director                              1992             2001
Klaus Eppler.................   68    Director                              1992             2000

     WARREN EISENBERG, a co-founder of the Company, has been an officer of the Company since the Company commenced operations in 1971 (serving as President and Co-Chief Executive Officer until 1992, and Chairman and Co-Chief Executive Officer since that date).

     ROBERT J. SWARTZ is a certified public accountant and has been a financial consultant to various businesses, including the Company, since April 1991. Mr. Swartz is Vice President of Alco Capital Group, Inc. For more than five years prior to April 1991, he was a partner in the accounting firm of KPMG LLP (and its predecessors). He is also a director of Standard Motor Products, Inc.

     KLAUS EPPLER is a practicing attorney and has been a partner in the law firm of Proskauer Rose LLP, counsel to the Company, since 1965. Such firm received fees for legal services from the Company during the fiscal year ended February 27, 1999 ("fiscal 1998"), and it is anticipated that such firm will continue to provide certain legal services to the Company during fiscal 1999. He is also a director of The Dress Barn, Inc.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors held five meetings during fiscal 1998.

     The Board of Directors has an Audit Committee, currently consisting of Messrs. Swartz, Eppler and Kaplan. The functions of this Committee include recommending to the Board the engagement or discharge of independent auditors, directing investigations into matters relating to audit functions, and reviewing the Company's internal accounting controls and the results of the audit with the auditors. The Audit Committee held one meeting during fiscal 1998.

     The Board of Directors has no standing nominating or compensation committees. Each of the Bed Bath & Beyond Inc. stock option plans is administered by two Stock Option Committees. One committee consists of Messrs. Swartz and Kaplan. This committee is authorized to grant stock options to officers and directors of the Company ("Senior Persons"). The second committee, which consists of Messrs. Eisenberg and Feinstein, is authorized to grant stock options to all eligible optionees other than Senior Persons. The Committees held no formal meetings in fiscal 1998, but acted by written consents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Whenever any issues which involve the compensation of Messrs. Eisenberg and Feinstein have arisen, the Board of Directors has appointed a special committee consisting of all of the outside directors to consider them. Messrs. Swartz, Eppler and Kaplan served on such special committee in fiscal 1998. See "Incumbent Directors other than Nominees," above for information regarding Klaus Eppler's relationship with Proskauer Rose LLP, counsel to the Company.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table shows the aggregate compensation earned by the Company's two Co-Chief Executive Officers and the three other highest paid executive officers of the Company for services rendered in fiscal 1996, 1997 and 1998.

                                                                               LONG TERM
                                                     ANNUAL                  COMPENSATION
                                                  COMPENSATION        ---------------------------
                                              ---------------------   RESTRICTED     SECURITIES        ALL OTHER
NAME AND                                                      BONUS      STOCK       UNDERLYING       COMPENSATION
PRINCIPAL POSITION                   YEAR     SALARY($)        ($)    AWARD(S)($)   OPTIONS(#)(b)         ($)
------------------                   ----     ---------       -----   -----------   -------------     ------------
Warren Eisenberg..................   1998      750,000(a)       0          0                 0          318,439(c)
  Chairman and Co-Chief              1997      750,000(a)       0          0           500,000          317,758(c)
  Executive Officer                  1996      750,000(a)       0          0                 0          319,574(c)
Leonard Feinstein.................   1998      750,000(d)       0          0                 0          261,050(e)
  President and Co-Chief             1997      750,000(d)       0          0           500,000          258,381(e)
  Executive Officer                  1996      750,000(d)       0          0                 0          258,828(e)
Steven H. Temares.................   1998      383,000(f)       0          0           100,000                0
  Executive Vice President --        1997      292,000(f)       0          0           100,000                0
  Chief Operating Officer            1996      199,000(f)       0          0            25,000                0
Arthur Stark......................   1998      304,000(f)       0          0            40,000                0
  Senior Vice President --           1997      256,000(f)       0          0            25,000                0
  Merchandising                      1996      232,000(f)       0          0            25,000                0
Matthew Fiorilli..................   1998      294,000(f)       0          0            40,000                0
  Senior Vice President -- Stores    1997      251,000(f)       0          0            25,000                0
                                     1996      226,000(f)       0          0            25,000                0

---------------
(a) Mr. Eisenberg is employed by the Company pursuant to an employment agreement. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(b) Number of securities underlying options is as of the date of grant and does not reflect a two-for-one stock split, in the form of a 100% stock dividend, distributed on July 31, 1998.

(c) Includes: (i) certain personal benefits provided by the Company to Mr. Eisenberg in fiscal 1996, 1997 and 1998 (such as the use of Company cars for non-business purposes and tax preparation services) at an aggregate cost to the Company of approximately $15,154, $16,573, and $21,475, respectively;
    (ii) insurance premiums in the amount of approximately $2,400, $1,813 and $782 in fiscal 1996, 1997 and 1998, respectively, paid by the Company in respect of certain insurance policies; and (iii) other premium payments under the Insurance Policies (as defined below) of $302,020 in fiscal 1996, $299,372 in fiscal 1997 and $296,182 in fiscal 1998. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(d) Mr. Feinstein is employed by the Company pursuant to an employment agreement. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(e) Includes: (i) certain personal benefits provided by the Company to Mr. Feinstein in fiscal 1996, 1997 and 1998 (such as the use of Company cars for non-business purposes and tax preparation services) at an aggregate cost to the Company of approximately $15,138, $16,525 and $21,721, respectively;
    (ii) insurance premiums in the amount of approximately $2,400, $1,813 and $782 in fiscal 1996, 1997 and 1998, respectively, paid by the Company in respect of certain insurance policies; and (iii) other premium payments under the Insurance Policies of $241,290 in fiscal 1996, $240,043 in fiscal 1997 and $238,547 in fiscal 1998. See "Agreements with Messrs. Eisenberg and Feinstein" below.

(f) Messrs. Temares, Stark and Fiorilli are employed by the Company pursuant to agreements described below under "Agreements with Messrs. Temares, Stark and Fiorilli".

                                 STOCK OPTIONS

     The following table sets forth information as of February 27, 1999 for each of the executive officers of the Company named in the Summary Compensation Table with respect to options granted during fiscal 1998 and their potential value (at the end of the option term assuming certain levels of appreciation of the Company's Common Stock).

OPTION GRANTS IN FISCAL 1998

                                                                                           POTENTIAL REALIZABLE VALUE
                         NUMBER OF        PERCENT OF TOTAL                                  AT ASSUMED ANNUAL RATES
                        SECURITIES            OPTIONS                                     OF STOCK PRICE APPRECIATION
                        UNDERLYING            GRANTED         EXERCISE OR                      FOR OPTION TERM(1)
                          OPTIONS         TO EMPLOYEES IN     BASE PRICE     EXPIRATION   ----------------------------
NAME                   GRANTED(#)(2)        FISCAL YEAR      ($/SHARE)(2)       DATE         5%($)           10%($)
----                   -------------      ----------------   -------------   ----------   ------------    ------------
Warren Eisenberg.....          --                 --                --              --            --              --
Leonard Feinstein....          --                 --                --              --            --              --
Steven H. Temares....     100,000(3)            7.0%             47.31       5/27/2008     1,308,000       2,976,000
Arthur Stark.........      40,000(4)            2.8%             47.31       5/27/2008       523,200       1,190,400
Matthew Fiorilli.....      40,000(5)            2.8%             47.31       5/27/2008       523,200       1,190,400

---------------
(1) The dollar amounts under these columns are the result of calculations at the hypothetical rates of 5% and 10% set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

(2) Number of securities underlying options, and the exercise price thereof, is as of the date of grant and does not reflect a two-for-one stock split, in the form of a 100% stock dividend, distributed on July 31, 1998.

(3) Options to purchase 100,000 shares were granted to Mr. Temares on May 27, 1998 and are exercisable with respect to 20,000 shares on each of May 27, 1999, 2000, 2001, 2002 and 2003, respectively.

(4) Options to purchase 40,000 shares were granted to Mr. Stark on May 27, 1998 and are exercisable with respect to 8,000 shares on each of May 27, 2001, 2002, 2003, 2004 and 2005, respectively.

(5) Options to purchase 40,000 shares were granted to Mr. Fiorilli on May 27, 1998 and are exercisable with respect to 8,000 shares on each of May 27, 2001, 2002, 2003, 2004 and 2005, respectively.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each of the named executive officers with respect to option exercises during fiscal 1998 and the value of outstanding or unexercised options held as of February 27, 1999.

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF THE UNEXERCISED
                                                                   OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES                          FEBRUARY 27, 1999(1)          FEBRUARY 27, 1999(2)
                            ACQUIRED ON                    ---------------------------   ---------------------------
                             EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                          (#)(1)           ($)             (#)            (#)            ($)            ($)
----                        -----------   --------------   -----------   -------------   -----------   -------------
Warren Eisenberg(3).......         --              --        200,000        800,000       2,763,000     11,052,000
Leonard Feinstein(3)......         --              --        200,000        800,000       2,763,000     11,052,000
Steven H. Temares.........     24,000         671,411        132,000        574,000       2,994,332      8,795,910
Arthur Stark..............    160,000       3,780,624        180,000        280,000       4,547,000      4,737,300
Matthew Fiorilli..........     70,000       1,612,030        182,000        344,000       4,441,548      6,360,475

---------------
(1) Reflects two-for-one stock splits distributed in 1993, 1996 and 1998.

(2) Represents the difference between the closing market price of the Common Stock at February 26, 1999 of $29.44 per share and the exercise price per share of the options, multiplied by the number of shares underlying the options.

(3) The options granted to Messrs. Eisenberg and Feinstein may be assigned by them to their respective spouses and descendants or to trusts for their benefit.

                            DIRECTORS' COMPENSATION

     In fiscal 1998, each outside director was paid at the rate of $2,500 per quarter. Directors are permitted to receive all or a portion of such payments in the form of Common Stock.

                AGREEMENTS WITH MESSRS. EISENBERG AND FEINSTEIN

     Messrs. Eisenberg and Feinstein are employed pursuant to employment agreements providing for the Company to pay each of them during their term of employment an annual salary (which may be increased by the Board of Directors) of $750,000. The agreements provide for a term of five years expiring June 30, 2002 unless extended, subject, however, to the right of the executive at any time during his employment to elect senior status (i.e., to be continued to be employed to provide non-line executive consultative services) at an annual salary of $400,000 for a period (the "Senior Status Period") of up to ten years from the date of such election. The Company has the option at the expiration of the employment term to require the executive to commence the Senior Status Period and provide senior status services. While on senior status, the executive is not required to devote more than 50 hours in any three-month period to his consultative duties. The agreements contain non-competition, non-solicitation and confidentiality provisions generally applicable through the term of employment, including the Senior Status Period and any period thereafter during which salary payments would be required to be made under specified provisions of the agreement. The agreements also provide for a continuation of certain employee benefits plans through and after employment and the Senior Status Period. The agreements further provide that in the event of a change in control the executive may, at his option, terminate employment and be entitled to payment of three years' annual salary, if termination is prior to the Senior Status Period, and $200,000 times the number of years remaining in the Senior Status Period, if termination is during such Senior Status Period. Under the agreements, the executive also is entitled to terminate employment and be paid through the end of the term of employment and the Senior Status Period (or, at the election of the Company, in a lump sum on a present value discounted basis) if the executive is removed from or not reelected to any officer or director position or there is a material diminution in the executive's duties.

     The Company has "split dollar" insurance agreements with trusts established by each of Messrs. Eisenberg and Feinstein and their wives pursuant to which the Company contracted to pay a portion of the premiums payable on outstanding life insurance policies on the joint lives of each of Messrs. Eisenberg and Feinstein and their wives, each with aggregate face values of $30 million (the "Insurance Policies"), until the earliest of (a) such time as the cash value of each Insurance Policy is sufficient to pay the premiums thereof, (b) the termination of the arrangement by surrender of the policies or payment to the Company of the entire amount of the premiums previously paid, or (c) the date of death of the last to die of Mr. Eisenberg and his wife, with respect to Mr. Eisenberg's Insurance Policies, and the last to die of Mr. Feinstein and his wife, with respect to Mr. Feinstein's Insurance Policies.

     Under the "split dollar" agreements the premiums paid by the Company are to be returned to the Company, without interest, no later than the earlier to occur of (a) the death of the last spouse to die of the insured persons under each Insurance Policy, and (b) the surrender or termination of each Insurance Policy. Consequently, the Insurance Policies should not result in an expense to the Company, except to the extent of costs incurred (if any) for advancing the premiums. The repayment of premiums paid by the Company will be made either out of the insurance proceeds (if paid) or the cash surrender value of the Insurance Policies (if insurance proceeds are not paid). In the latter case, Messrs. Eisenberg and Feinstein and their wives are personally liable to the Company for the excess, if any, of the total amount of premiums paid by the Company for the Insurance Polices over the cash surrender values thereof.

              AGREEMENTS WITH MESSRS. TEMARES, STARK AND FIORILLI

     Messrs. Temares, Stark and Fiorilli are employed pursuant to agreements which provide for severance pay equal to three years' salary if the Company terminates their employment (subject to reduction under certain circumstances) and one year's severance pay if the executive voluntarily leaves the employ of the Company. These agreements also contain non-competition and confidentiality provisions.

                 COMPENSATION REPORT OF THE BOARD OF DIRECTORS

     While decisions regarding salary levels for management personnel, other than the Co-Chief Executive Officers, have been left to the Co-Chief Executive Officers, the Board of Directors has formulated general policies designed to enable the Company to reward qualified management personnel and to provide longer term incentives. The Board of Directors believes that long-term stock options will tend to provide incentives to management personnel as well as to align such incentives with shareholder return. Accordingly, the Stock Option Committees of the Board of Directors have granted options to management personnel with the specific number of options granted being commensurate with the degree of responsibility of the grantee's position. The Co-Chief Executive Officers are employed by the Company pursuant to employment agreements entered into in 1997 and no change was made in their compensation arrangements during fiscal 1998.

                                          BOARD OF DIRECTORS

                                          Warren Eisenberg
                                          Leonard Feinstein
                                          Robert J. Swartz
                                          Klaus Eppler
                                          Robert S. Kaplan

                              CERTAIN TRANSACTIONS

     The Company obtains certain payroll-related services from Petitti, Eisenberg & Gamache, P.C., an accounting firm at which Raymond Eisenberg, a brother of Warren Eisenberg is employed. During fiscal 1998, the Company paid fees to Petitti, Eisenberg & Gamache, P.C. of approximately $424,000.

     In fiscal 1998, the Company made charitable contributions to the Mitzi and Warren Eisenberg Family Foundation, Inc. and the Feinstein Family Foundation, Inc. in the aggregate amount of $390,000. These not-for-profit charitable foundations, of which Messrs. Eisenberg and Feinstein and their family members are the trustees and officers, also received charitable contributions from Messrs. Eisenberg and Feinstein and made distributions to charities in excess of the amounts contributed by the Company.

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company, during the period February 27, 1994 through the end of fiscal 1998, with the cumulative total return on the Standard & Poor's 500 Index, the Standard & Poor's Specialty Retail Index (the "Specialty Index") and the Standard & Poor's Retail Composite Index (the "Composite Index") over the same period (assuming the investment of $100 in the Company's Common Stock, the Standard & Poor's 500 Index, the Specialty Index and the Composite Index on February 27, 1994, and the reinvestment of all dividends). In light of changes to the composition of the Specialty Index since the presentation of the Stock Price Performance Graph in the Company's Proxy Statement for fiscal 1998, the Company has chosen to substitute the Specialty Index in the Stock Price Performance Graph with the Composite Index. In particular, the number of companies represented by the Specialty Index was reduced from eleven to four. By contrast, the Composite Index currently covers all eleven companies previously covered by the Specialty Index and an additional twenty-six companies. In light of these changes, the Company believes that the total return of the Composite Index, given that index's greater breadth of coverage, provides a more meaningful comparison to the Company's total return.
[PERFORMANCE GRAPH]

                                         BED BATH & BEYOND                            S&P SPECIALTY RETAIL   S&P RETAIL COMPOSITE
                                                INC.              S&P 500 INDEX              INDEX                  INDEX
                                         -----------------        -------------       --------------------   --------------------
'2/27/94'                                      100.00                 100.00                 100.00                 100.00
'2/26/95'                                       97.00                 105.00                  81.00                  91.00
'2/25/96'                                      157.00                 141.00                  68.00                 102.00
'3/1/97'                                       191.00                 170.00                  80.00                 118.00
'2/28/98'                                      317.00                 225.00                  84.00                 181.00
'2/27/99'                                      432.00                 266.00                  68.00                 263.00

                      APPOINTMENT OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG LLP, Certified Public Accountants, as independent auditors to examine the consolidated financial statements of the Company for fiscal 1999. The Board of Directors recommends to shareholders that they ratify this appointment. In the event that the shareholders fail to ratify this appointment, other certified public accountants will be considered upon recommendation of the Audit Committee. Even if this appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board believes that such a change would be in the best interest of the Company and its shareholders.

     A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions and such representative will have the opportunity to make a statement if he or she desires to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF KPMG LLP AS AUDITORS FOR FISCAL 1999.

                              SHAREHOLDER PROPOSAL
                                  (PROPOSAL 3)

     The General Board of Pension and Health Benefits of The United Methodist Church ("GBP"), 1201 Davis Street, Evanston, Illinois has submitted the following shareholder proposal for consideration. Share ownership information concerning GBP will be furnished by the Company promptly upon receipt of oral or written request.

RESOLVED:  Shareholders request that

1. The company make available to shareholders, at reasonable expense, a report four months from the date of the annual meeting, which includes a description of:

     a.  Efforts to encourage diversified representation on the board;

     b.  Criteria for board qualification;

     c.  The process of selecting board nominees, and board committee members;

     d. A public statement committing the company to a policy of board inclusiveness, with a program of steps to be taken and the time line expected to move in that direction.

2. The Board Nominating Committee make a greater effort to locate qualified women and persons of color as candidates for nomination to the board.

  Shareholder's Supporting Statement

     Employees, customers, and stockholders reflect a greater diversity of backgrounds than ever before. We believe that the board composition of major corporations should reflect the people in the workforce and marketplace of the Twenty-first Century if our company is going to remain competitive.

     The Department of Labor's 1995 Glass Ceiling Commission reported ("Good for
Business: Making Full Use of the Nation's Human Capital") that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of S&P 500 companies revealed that "...firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2.5 times better than otherwise-comparable companies."

     The Investor Responsibility Research Center (IRRC) reports that in 1996, representation at senior management levels was only at 12 percent for the over 39,000 companies required to submit the EEO-1

Report. The Glass Ceiling Commission reported that companies select from only half of the available talent within the U.S. workforce.

     If we are to be prepared for the 21st Century, we must learn how to compete in an increasingly diverse global marketplace, by promoting and selecting the best qualified people regardless of race, gender or physical challenge. Sun Oil's CEO Robert Campbell stated (Wall Street Journal, 8/12/96): "Often what a woman or minority person can bring to the board is some perspective a company has not had before -- adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white, male gathering. They can also be inspirational to the company's diverse workforce."

     We believe that the judgment and perspectives of a more diverse board will improve the quality of corporate decision-making. A growing proportion of stockholders is attaching value to board inclusiveness, since the board is responsible for representing shareholder interests. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, recently issued a set of corporate governance guidelines which included a call for "diversity of directors by experience, sex, age, and race."

     We therefore urge our company to enlarge its search for qualified board members.

  Company's Statement in Opposition

     The Company agrees with the merits of achieving a diverse work force in all aspects of Company governance and operations, and the Company has and expects to continue to work hard to bring diversity throughout the Company. There are women and members of minority groups in management positions at virtually all levels of the Company. It is the Company's policy and practice to recruit, hire, train, promote, transfer, compensate, and provide all other conditions of employment without regard to race, color, creed, religion, national origin, age, sex, marital status, lawful alien status, sexual orientation, physical or mental disability, citizenship status or veteran status.

     In addition to the Co-Chief Executive Officers and co-founders of the Company, the current Board of Directors consists of three outside independent directors, all of whom own shares of common stock in the Company. The independent directors have a diversity of experience and provide assistance to the founders and Co-Chief Executive Officers of the Company in important non-operational areas.

     Just as the Company's employment decisions are based on operating needs, the principal criteria in selecting an individual for Board membership is the individual's qualifications, experience and the ability to contribute to the enhancement of shareholder value without regard to gender, minority or other status.

     The proponents of the shareholder proposal cite a report that companies with diversified boards have better stock market records. The Company has reported seven consecutive years of record earnings, and has annually recorded consistently high returns on shareholders' equity, since its initial public offering in 1992. The stock price performance graph included in this Proxy Statement indicates that the shareholder return on the common stock of the Company far exceeds the shareholder return on the S&P 500 companies cited in the report.

     The shareholder proposal would require the Board of Directors to issue a public statement committing the Company to a policy of board inclusiveness, establishing a timetable for achieving it, and issuing by a deadline date a report describing its efforts, criteria and process of achieving board inclusiveness. The Board of Directors does not believe this proposal would serve shareholder interests. The Board of Directors believes that the shareholder proposal is inappropriately restrictive, would unduly limit the Company in its selection of directors, would involve substantial cost in time and effort without any commensurate benefit, and would, therefore, be detrimental to the best interests of the Company and its shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

                        COMPLIANCE WITH THE EXCHANGE ACT

     The Company's executive officers and directors are required under the Exchange Act to file reports of ownership of Common Stock of the Company with the SEC and the NASDAQ National Market System. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the preceding year the executive officers and directors of the Company have complied with all applicable filing requirements.

                           NEXT YEAR'S ANNUAL MEETING

     Proposals which shareholders intend to present at the 2000 Annual Meeting of Shareholders must be received by the Company no later than March 31, 2000 to be presented at the meeting. To be eligible for inclusion in next year's proxy statement under the SEC's proxy rules, shareholder proposals must be received by the Company by January 13, 2000.

                                          WARREN EISENBERG,
                                          Chairman and
                                          Co-Chief Executive Officer

                                          LEONARD FEINSTEIN,
                                          President and
                                          Co-Chief Executive Officer

Union, New Jersey
May 14, 1999

                                     PROXY

                            BED BATH & BEYOND INC.

                              650 Liberty Avenue
                            Union, New Jersey 07083

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints Warren Eisenberg and Leonard Feinstein, or either one of them acting singly, each with the power to appoint his substitute, and herby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Bed Bath & Beyond Inc. held of record by the undersigned on May 7, 1999 at the Annual Meeting of Shareholders to be held on June 25, 1999 or any adjournment thereof.


                          (Continued on Reverse Side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        ANNUAL MEETING OF SHAREHOLDERS

                            BED BATH & BEYOND INC.

                                 June 25, 1999



               [Please Detach and Mail in the Envelope Provided]



A [ X ] Please mark your
        votes as in this
        example.


            The Board of Directors recommends a vote FOR proposals
                        1 and 2 and AGAINST proposal 3.


                                     WITHHOLD AUTHORITY
                     FOR all          to vote for all
                  nominees listed     nominees listed

1.  ELECTION OF     ---------           ----------      Nominees:
    DIRECTORS      |         |         |          |       Leonard Feinstein
                   |         |         |          |       Robert S. Kaplan
                    ---------           ----------


    (INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)


     _________________________________________________



                                                  FOR      AGAINST     ABSTAIN

2.  PROPOSAL TO RATIFY THE APPOINTMENT OF         ----       ----        ----
    KPMG LLP as the independent auditors of      |    |     |    |      |    |
    the Company for fiscal 1999.                 |    |     |    |      |    |
                                                  ----       ----        ----


3.  SHAREHOLDER PROPOSAL concerning diversified   ----       ----        ----
    representation on the Board of Directors.    |    |     |    |      |    |
                                                 |    |     |    |      |    |
                                                  ----       ----        ----


4. In their discretion, the Proxies are authorized to vote upon such other business as may properly be brought before the meeting.



This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.



PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.




Signature ______________________________________________



Signature if held jointly ______________________________ DATED: __________, 1999


NOTE: Please sign exactly as name appears herein. When shares are held by joint tenants both should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.